1 AMENDED AND RESTATED EMPLOYMENT AGREEMENT This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 19, 2021 and effective on March 19, 2021, (the "Effective Date") is by and between Caladrius Biosciences, Inc. (the "Company") and David J. Mazzo, Ph.D. (the "Executive"). WITNESSETH: WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer and the Executive desires to be so employed by the Company; and WHEREAS, the Company and the Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and the Executive with respect to the Executive's employment with the Company and certain restrictions on the Executive's conduct benefitting the Company during such time and thereafter, all as set forth herein. NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows: Section 1. Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company on a full-time basis, for the period commencing on the Effective Date and, subject to earlier termination pursuant to Section 6 below, continuing until December 31, 2022 (the "Initial Term"). Unless Executive is given written notice by the Company (acting through the Board) no later than ninety (90) days prior to the expiration of the Initial Term, Executive's employment hereunder shall be deemed extended for an additional period of one (1) year, subject to earlier termination pursuant to Section 6 below (each, a "Renewal Term"), in each such case, commencing upon the expiration of the Initial Term or the then-current Renewal Term, as the case may be. As used in this Agreement, the "Term" shall refer to the period beginning on the Effective Date and ending on the effective date of the termination of this Agreement and the Executive's employment hereunder (the "Termination Date") in accordance with this Section 1 or Section 6 below. The Executive hereby represents and warrants to the Company that he has the legal capacity to execute and perform this Agreement, and that its execution and performance by him will not violate the terms of any existing agreement or understanding to which the Executive is a party; and the Company hereby represents and warrants to the Executive that the person executing this Agreement on its behalf has the authority to do so and to bind the Company. Section 2. Position and Duties. During the Term, the Executive shall be employed as the Company’s President and Chief Executive Officer and shall perform duties consistent with such position, including but not limited to direct responsibility for all day-to-day operations of the Company, and such other related duties as the Company’s Board of Directors (the “Board”) shall reasonably request. The Executive will report to the Chairman of the Board, and be subject to the

2 lawful direction of, the Board. During the Term, and except for PTO in accordance with Section 5(a) below, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company, its subsidiaries and other affiliates and shall comply with the Company’s codes of conduct, policies and procedures as applicable at any given time; provided however; the foregoing shall not prevent the Executive from (a) engaging in not-for-profit activities (e.g., board membership with charitable, educational, or religious organizations), (b) serving on the board of directors (or similar governing body), subject to the prior written approval of the Board, which shall not be unreasonably withheld, of not more than two (2) other public corporations (or other business entities) that are not competitors of the Company (as determined in good faith by the Board, it being understood that a failure to approve if service would be inconsistent with ISS standards is reasonable), and (c) managing the Executive’s personal and immediate family member’s passive investments, as long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined in good faith by the Board). During the Term, the Executive also shall serve as a member of the Board and in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Chairman and/or the Board, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (i) a member of the board of directors or similar governing body of any of the Company’s subsidiaries or other affiliates, (ii) an officer of any of the Company’s subsidiaries or other affiliates, and/or (iii) a member of any committee of the Company and/or any of its subsidiaries or other affiliates, in each case, for no additional compensation. The Executive’s position as a member of the Board shall be subject to election and/or re-election by the Company’s shareholders, and the failure of the Company’s shareholders to elect or re-elect the Executive shall not be deemed either (A) a breach by the Company of its obligation to the Executive or (B) a material reduction in the Executive’s position, duties, responsibilities or authority. The Executive’s principal place of employment for the performance of his services hereunder shall be at the Company’s corporate headquarters in Basking Ridge, NJ; provided; however, it is understood that the Executive shall be required to travel (both within the US and abroad) as reasonably necessary to perform his duties hereunder. Section 3. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, the Executive shall be compensated as follows: (a) The Company shall pay the Executive a base salary (the "Base Salary") at the annualized rate of $633,032.00, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company's customary payroll practices in place from time to time. The Executive's Base Salary shall be subject to review by the Board and/or the Compensation Committee of the Board (the "Compensation Committee") at least annually and may be increased, but not decreased, from time to time by the Board. As used in this Agreement, the term "Base Salary" shall refer to base salary as may be adjusted from time to time. (b) The Executive shall be entitled to participate in all compensation and employee benefit plans or programs and to receive all other benefits and perquisites that are approved by the Board and are generally made available by the Company to other senior executives of the Company and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding any of the foregoing,

3 nothing in this Agreement shall require the Company or any subsidiary or affiliate thereof to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time. (c) The Executive is eligible to receive an annual equity award, the size and value of which would be determined by the Board (or the Compensation Committee of the Board) in its discretion. Any equity award will be granted in accordance with the terms of the applicable equity plan or arrangement that may be in effect from time to time. (d) The Executive shall be eligible to receive an annual cash bonus for each calendar year ending during the Term ("Annual Bonus"). The Executive's target Annual Bonus will equal 55% of his Base Salary (the "Target Bonus") and the Executive's maximum Annual Bonus will equal 100% of his Base Salary. Annual Bonus will be determined by the Board and/or the Compensation Committee based upon the level of achievement of the Company's corporate goals and objectives for the calendar year with respect to which the Annual Bonus relates and the Executive's individual performance (in each case, as reasonably determined by the Board and/or the Compensation Committee). The Board agrees to take into account the Executive's input with respect to the establishment of the Executive's individual goals and objectives. The Board may, in its discretion, award the Executive an Annual Bonus of less than or greater than the Target Bonus depending on the Executive's level of achievement of the performance targets. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, but no later than March 15 of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured. In order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company on December 31 of the calendar year for which the Annual Bonus is being measured. Section 4. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers or receipts in accordance with such policies and approval procedures as the Company may from time to time establish for employees (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled. Section 5. Benefits; Perquisites; Expense Reimbursement. In addition to those payments and benefits set forth above or elsewhere herein, the Executive shall be entitled to the following other benefits and payments: (a) Vacation. Executive shall be entitled to twenty-nine (29) days of paid time off (“PTO”) per calendar year (prorated in the event of a service year which is shorter than a calendar year) under the Company’s current PTO Policy, in addition to Company-observed holidays. Any PTO time not used during a calendar year shall be treated in accordance with the Company's policies relating to unused PTO time. (b) Supplemental Term Life and Long-Term Disability Insurance. The Company will pay up to $10,000 annually (in the aggregate) for supplemental term life insurance coverage and supplemental long-term disability coverage.

4 (c) Non-Accountable Expense Allowance. The Company will provide the Executive with an annual expense allowance of $12,000 in the aggregate, payable in monthly installments. (d) D&O Insurance. The Executive shall be covered by the Directors and Officers Liability Insurance policy that generally covers the directors and officers of the Company, provided by the Company at its expense. (e) Indemnification. The Executive shall be entitled to the benefit of the indemnification provisions contained in the Company's By-Laws or Certificate of Incorporation as they may be amended from time to time, to the extent permitted by applicable law, at the time of the assertion of any liability against the Executive. Section 6. Termination of Employment. (a) Events of Termination. The Executive's employment hereunder may be terminated upon the occurrence of any of the following events: (i) Termination for Cause. The Company (acting through the Board) may terminate the Executive's employment hereunder for Cause at any time. For purposes of this Agreement, "Cause" shall mean that, as determined by the Board, the Executive has: (A) committed gross negligence in connection with his duties as set forth herein or otherwise with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (B) committed fraud in connection with his duties as set forth herein or otherwise with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (C) engaged in personal dishonesty, willful misconduct, willful violation of any law, or breach of fiduciary duty, in each instance, with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (D) been indicted for, or has been found by a court of competent jurisdiction to have committed or plead guilty to, (1) a felony (or state law equivalent) or (2) any other serious crime involving moral turpitude or that has (or is reasonably likely to have) a material adverse effect either on (x) the Executive's ability to perform his duties under the Agreement or (y) the reputation and goodwill of the Company, regardless of whether or not such other crime is related or unrelated to the business of the Company, its subsidiaries or other affiliates; (E) shown chronic use of alcohol, drugs or other similar substances that materially affects the Executive's work performance; (F) breached his obligations under (1) this Agreement, (2) the Confidentiality, Non- Compete and Inventions Assignment Agreement attached hereto as Exhibit A (the "Covenants Agreement") or (3) any other agreement executed by the Executive for the benefit of the Company, its subsidiaries and/or other affiliates, provided, that, if such breach described in this clause (F) is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have thirty (30) days after notice from the Board to cure such breach; (G) failed to materially perform the Executive's duties or to follow the lawful directives of the Board; provided, that, if such failure described in this clause (G) is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have thirty (30) days after notice from the Board to cure such failure; or (H) materially violated the Company's written code of conduct or other written or established policies and/or procedures in place from time to time; provided, that, if such violation described in this clause (H) is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have thirty (30) days after notice from the Board to

5 cure such violation. Any notice to the Executive under this Section 6(a)(i) shall be in writing and shall specify in reasonable detail the Executive's acts or omissions that the Company alleges constitute "Cause." (ii) Termination without Cause. The Company (acting through the Board) may terminate the Executive's employment hereunder without Cause (other than by reason of death or Disability) at any time upon notice to Executive. (iii) Resignation for Good Reason. The Executive may voluntarily terminate his employment hereunder for Good Reason (as defined below) upon written notice to the Company in accordance with the definition thereof. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (A) material breach by the Company of its obligations under this Agreement; (B) the Executive's position, duties, responsibilities, or authority have been materially reduced or the Executive has repeatedly been assigned duties that are materially inconsistent with his duties set forth herein, in each case, without the Executive's consent or (C) the relocation of the Executive's principal place of employment, without the Executive's consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles. "Good Reason" shall not be deemed to exist, however, unless (1) the Executive shall have given written notice to the Company specifying in reasonable detail the Company's acts or omissions that the Executive alleges constitute "Good Reason" within sixty (60) days after the first occurrence of such circumstances and the Company shall have failed to cure any such act or omission within sixty (60) days of receipt of such written notice, and (2) the Executive actually terminates employment within one hundred eighty (180) days following the initial occurrence of the of any of the foregoing conditions that he considers to be "Good Reason." If the Executive fails to provide this notice and cure period prior to his resignation or resigns more than one hundred eighty (180) days after the initial existence of the condition, his resignation will not be deemed to be for "Good Reason." (iv) Resignation without Good Reason. The Executive may voluntarily terminate his employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason, upon thirty (30) days' prior written notice to the Company, provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive's notice of resignation and to accelerate such notice and make the Executive's resignation effective immediately, or on such other date prior to the Executive's intended last day of work as the Company deems appropriate. It is understood and agreed that the Company's election to accelerate Executive's notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 6(a)(ii) of this Agreement, Section 7(a) of this Agreement or otherwise, or constitute Good Reason for purposes of Section 6(a)(iii) of this Agreement, Section 7(a) of this Agreement or otherwise. (v) Disability. The Executive's employment hereunder shall terminate upon his Disability. For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to perform his duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days or one hundred twenty (120) calendar days (whether or not consecutive) during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Executive.

6 (vi) Death. The Executive's employment hereunder shall automatically terminate upon his death. (b) Resignation from Directorships, Officerships and Committees. The termination of the Executive's employment for any reason shall constitute the Executive's resignation from (i) any director, officer, employee or committee position the Executive has with the Company or any of its affiliates and (ii) all fiduciary positions the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance; provided, however, the Executive agrees to take any additional actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations. Section 7. Compensation upon Termination of Employment. All defined terms used in this Section 7 but not defined in this Section 7 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Covenants Agreement: (a) Resignation for Good Reason; Termination without Cause. In the event that, during the Term, the Company terminates Executive's employment without Cause (other than by reason of death or Disability) or the Executive voluntarily terminates his employment for Good Reason, the Company shall, in full discharge of all of the Company's obligations to the Executive hereunder or otherwise, provide the Executive with the following payments and benefits: (i) Accrued Rights. The Company shall pay the Executive a lump-sum amount, within thirty (30) days following the Termination Date (or earlier if required by law), equal to the sum of (A) his earned but unpaid Base Salary through the last day of the Executive's employment ("Termination Date"), (B) any bonus amount earned and vested but not paid for periods ending on or prior to the Termination Date, (C) any accrued and unused PTO per the PTO Policy , (D) any unreimbursed business expenses or other amounts due to the Executive from the Company as of the Termination Date, and (E) all other payments and benefits to which the Executive then may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (the "Accrued Rights"). (ii) Additional Payments. Subject to Sections 7(e) and 7(f) below, the Company shall make additional payments to Executive in the form of continuation of the Executive's then-current Base Salary (the "Additional Payments") for a period beginning on the Termination Date and ending on the fifteenth (15) month anniversary of the Termination Date (the "Severance Period"), payable in accordance with the Company's regular payroll practices, commencing on the Company's first regular payroll date that occurs on or immediately after the 60th day following the Termination Date; provided, however, the first installment payment of the Additional Payments shall include the cumulative amount of payments that would have been paid to the Executive during the period of time between the Termination Date and the date the Additional Payments commence had such payments commenced immediately following the Termination Date. (iii) COBRA Assistance. If Executive then participates in the Company's medical and/or dental plans and Executive timely elects to continue and maintain group health

7 plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), then, subject to Sections 7(e) and 7(f) below, the Company will pay monthly, on the Executive's behalf and for the duration of the Severance Period, a portion of the cost of such coverage for the Severance Period, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that Executive would have been required to pay if Executive had remained an active Executive of the Company (the "COBRA Assistance"); provided, however, that if and to the extent that the Company may not provide such COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA Assistance been provided in the manner described above or cause a violation of Section 409A (as defined in Section 19 below). (iv) Pro-Rata Bonus Payment. Subject to Sections 7(e) and 7(f) below, the Company shall pay the Executive an amount equal to 125% of 55% of Executive's Base Salary (at the rate in effect on the Termination Date) payable in equal installments on the Company's regular payroll dates, commencing on the later of: (1) the Company's first regular payroll date that occurs on or immediately after the 60th day following the Termination Date; and (2) the date that the Executive's Annual Bonus for the calendar year in which the Termination Date would have been paid under Section 3(d) above if he had remained employed until the end of such calendar year, and ending on the last payroll date in the Severance Period. (v) Options. The Company shall provide that twenty-five percent (25%) of all outstanding unvested equity awards granted to the Executive shall become fully vested and provide that the time period that the Executive may have to exercise such equity awards shall be extended for a period equal to the shorter of (i) one (1) year following the Termination Date, or (ii) the remaining term of the award. Except as otherwise provided in this Section 7(a)(v), all stock options shall be treated in accordance with the terms of the stock option award and the Company’s Equity Incentive Compensation plan pursuant to which the stock options were granted to the Executive. (vi) Change in Control Benefits. If the Company terminates Executive’s employment without Cause (other than by reason of death or Disability) or the Executive voluntarily terminates his employment for Good Reason during the period commencing on the effective date of a Change in Control and ending on the second anniversary of the effective date of a Change in Control, and subject to Executive complying with his obligations to execute and deliver a Release pursuant to Section 7(d), in addition to the payments and benefits provided under Sections 7(a)(i), (ii), (iii) and (iv), the Company will (A) extend the Severance Period during which the Additional Payments are made pursuant to Section 7(a)(ii) through the eighteen (18) month anniversary of the Termination Date and (D) The Company shall provide that all outstanding unvested equity awards granted to the Executive shall become fully vested and provide that the time period that the Executive may have to exercise such equity awards shall be extended for a period equal to the shorter of (i) one (1) year following the Termination Date, or (ii) the remaining term of the award. Except as otherwise provided in this Section 7(a)(v), all stock options shall be treated in accordance with the terms of the stock option award and the Company’s equity incentive plan pursuant to which the stock options were granted to the Executive.; (B) pay Executive a lump sum amount equal to 150% of Executive’s then annual target bonus on the date the Company pays

8 the first installment of the Additional Payments under Section 7(a)(ii) and (C) increase the COBRA Assistance payable under Section 7(a)(iii) to equal the entire amount of the monthly premium for such coverage, without reduction for the amount that Executive would have been required to pay if Executive had remained an active Executive of the Company, and extend the period of COBRA Assistance through the eighteen (18) month anniversary of the Termination Date. For purposes of this Section, a Change in Control means a transaction or a series of related transactions in which: (w) all or substantially all of the assets of the Company are transferred to any “person” or “group” (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act); (x) any person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s outstanding equity representing more than 30% of the total voting power of the Company’s then-outstanding equity; (y) the Company undergoes a merger, reorganization or other consolidation in which the holders of the outstanding equity of the Company immediately prior to such merger, reorganization or consolidation own less than 50% of the surviving entity’s voting power immediately after the transaction; or (z) the date a majority of the members of the Company’s incumbent Board of Directors is replaced during any twelve month period by members whose appointment or election is not endorsed by a majority to the Company’s incumbent Board of Directors before the date of the appointment or election, provided further that the Change in Control meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), or “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii). For purposes of (z), the incumbent Directors of the Board of Directors includes the members of the Board of Directors as of the date of this Agreement and any additional or replacement Director appointed or elected who is endorsed by a majority of the Company’s incumbent Board of Directors. (b) Resignation without Good Reason, Termination for Cause or upon Death or Disability. (i) In the event that during the Term the Company terminates Executive's employment for Cause or the Executive voluntarily terminates his employment other than for Good Reason, the Company shall, in full discharge of all of the Company's obligations to the Executive hereunder or otherwise, pay and/or provide the Executive with any Accrued Rights under Section 7(a)(i) hereof. All stock options shall be treated in accordance with the terms of the stock option award and the Company’s equity incentive plan pursuant to which the stock options were granted to the Executive. (ii) In the event that during the Term the Executive's employment is terminated due to the Executive's death or Disability, the Company shall, in full discharge of all of the Company's obligations to the Executive (or his estate, if applicable) hereunder or otherwise, (A) pay and/or provide the Executive (or his estate with) with any Accrued Rights under Section 7(a)(i) hereof and (B) subject to Sections 7(e) and 7(f) below, provide the COBRA Assistance under Section 7(a)(iii). All stock options shall be treated in accordance with the terms of the stock option award and the Company’s equity incentive plan pursuant to which the stock options were granted to the Executive.

9 (d) No Further Rights, Continued Obligations under the Covenants Agreement. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment under the Company's severance arrangements or otherwise, except with respect to the payments and benefits specifically provided for under this Section 7. The Executive acknowledges and agrees that, on the expiration of the Term or the earlier termination of his employment for any reason or no reason (whether initiated by the Executive or the Company), the Executive shall continue to be bound by his obligations pursuant to the Covenants Agreement. (e) Release of Claims. Notwithstanding anything contained in this Agreement to the contrary, the Company's provision of the payments and benefits under Sections 7(a)(ii), 7(a)(iii), 7(a)(iv), 7(a)(v) and 7(c)(ii) hereof shall be contingent in all respects on the Executive (or, if applicable, his estate) executing (and not revoking) a general release of claims against the Company, its affiliates and related parties, in a form reasonably satisfactory to the Company (the "Release") and the Release becoming effective (and no longer subject to revocation) within sixty (60) days following the Termination Date. (f) Breach of Release or Covenants Agreement. Notwithstanding anything set forth in this Agreement to the contrary, in the event of a breach by the Executive of his obligations under the Covenants Agreement or the Release Agreement and in addition to any other remedies under the Covenants Agreement, the Release Agreement or at law or in equity, the Company shall have no further obligations under Sections 7(a)(ii), 7(a)(iii), 7(a)(iv), or 7(c)(ii) (if and as applicable) and the Executive shall be required, upon demand, to return to the Company any payments previously made by the Company pursuant to Section 7(a)(ii), 7(a)(iii), 7(a)(iv), or 7(c)(ii). (g) Mitigation of Damages. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the severance benefits payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any severance benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement. Section 8. Covenants Agreement; Corporate Policies. (a) Covenants Agreement. The Executive acknowledges that Executive has executed and remains bound by the Covenants Agreement, which is attached hereto as Exhibit A, the terms of which are incorporated herein by reference, and that the terms of the Covenants Agreement remain in full force and effect and shall survive the expiration of this Agreement or the earlier termination of Executive's employment hereunder. (b) Corporate Policies. The Executive acknowledges and agrees that during the Term, he will be bound by, and comply with, the Company's various written corporate policies applicable to other senior executives of the Company, including but not limited to its expense reimbursement policies. Section 9. Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other

10 deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Company in which the Executive may participate. Section 10. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows: To the Company: Caladrius Biosciences, Inc. 110 Allen Road, 2nd Floor Basking Ridge, NJ 07920 Attention: General Counsel To the Executive: David J. Mazzo, Ph.D. 191 Roundtop Road Bernardsville, NJ 07924-2106 or to such other address as either party shall have previously specified in writing to the other. Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service. Section 11. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their conveying any rights hereunder to the person or persons entitled thereto. Section 12. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive

11 payments from the Company hereunder, such right, without prejudice to rights which Executives may have, shall be no greater than the right of an unsecured creditor of the Company. Section 13. Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by him. This Agreement may not be assigned by the Company except in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, and the acquiring Company or entity expressly assumes this Agreement. Any attempted assignment in violation of this Section 13 shall be null and void. Section 14. Governing Law; Consent to Jurisdiction. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey. In addition, the Executive and the Company irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court sitting in New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Executive or the Company anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. The Executive and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. In any such action or proceeding, the court shall have the authority to award reasonable costs, expenses, and attorneys' fees to the party that substantially prevails. Section 15. Entire Agreement; Amendments. This Agreement (including Exhibit A) embodies the entire agreement between Executive and the Company with respect to the subject matter hereof and may only be amended or otherwise modified by a writing executed by all of the parties hereto. Section 16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Section 17. Severability; Blue-Penciling. The provisions, sections and paragraphs, and the specific terms set forth therein, of this Agreement (including Exhibit A) are severable, except as specifically provided to the contrary herein. If any provision, section or paragraph, or specific term contained therein, of this Agreement or the application thereof is determined by a court to be illegal, invalid or unenforceable, that provision, section, paragraph or term shall not be a part of this Agreement, and the legality, validity and enforceability of remaining provisions, sections and paragraphs, and all other terms therein, of this Agreement shall not be affected thereby. The Executive acknowledges and agrees that as to himself, the restrictive covenants contained in the Covenants Agreement (the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of such Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in

12 which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made. Section 18. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding the terms and conditions of Executive's employment with the Company. Section 19. 409A Compliance. (a) Notwithstanding anything to the contrary contained herein, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") concerning payments to "specified Executives," any payment on account of the Executive's separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive's date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. If the Executive dies during the six- month postponement period prior to the payment, the amount of the payment deferred on account of Section 409A of the Code shall be paid to the personal representative of the Executive's estate within 30 days after the date of the Executive's. For purposes of Section 7 hereof, the Executive shall be a "specified Executive" for the 12-month period beginning on the first day of the fourth month following each "Identification Date" if he is a "key Executive" (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the "Identification Date." For purposes of the foregoing, the Identification Date shall be December 31. (b) This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder ("Section 409A"). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 7 hereof unless he would be considered to have incurred a "separation from service" from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). (c) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible

13 for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. (d) In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. Section 20. Section 280G Limitation. If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement or arrangement would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, (b) but for this Section 20, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (c) if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the Reduced Amount, then such payment(s) or benefit(s) (collectively, “Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payments that can be paid or provided without causing any portion of the Payments being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first, any severance payments; (ii) second, any other cash payments due under any other agreement between the Company and the Executive; (iii) third, cancellation of the acceleration of vesting of any stock options; (iv) fourth, cancellation of the acceleration of vesting of any restricted stock and restricted stock units; and (v) lastly, other non- cash forms of benefits. Calculations of the foregoing will be performed at the expense of the Company by an accounting firm selected by the Company. The determinations of such accounting firm shall be final, binding and conclusive upon the Company and the Executive. [Signatures follow on next page]

14 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by their respective duly authorized officers and the Executive has signed this Agreement, all as of the first date above written but effective as of the Effective Date. CALADRIUS BIOSCIENCES, INC. By:/s/ Steven M. Klosk Name: Steven M. Klosk Title: Chairman of the Compensation Committee Caladrius Biosciences, Inc. Board of Directors s/ David J. Mazzo David J. Mazzo, Ph.D.

15 Exhibit A to Employment Agreement NEOSTEM, INC. Employee Confidentiality, Non-Compete and Inventions Assignment Agreement

March 19, 2021